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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                               Commission File Number  001-31304
                                                                       ---------

                  Companhia de Saneamento do Parana - SANEPAR
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             (Exact name of registrant as specified in its charter)

    Rua Engenheiros Reboucas 1376, Curitiba - Parana, Brazil, 55-41 330-3014
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Preferred shares, without par value
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            (Title of each class of securities covered by this Form)

                                 not applicable
--------------------------------------------------------------------------------
             (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)    [ ]                  Rule 12h-3(b)(1)(i)    [ ]
    Rule 12g-4(a)(1)(ii)   [ ]                  Rule 12h-3(b)(1)(ii)   [ ]
    Rule 12g-4(a)(2)(i)    [X]                  Rule 12h-3(b)(2)(i)    [ ]
    Rule 12g-4(a)(2)(ii)   [ ]                  Rule 12h-3(b)(2)(ii)   [ ]
                                                Rule 15d-6             [ ]


    Approximate number of holders of record as of the certification or notice date: less than three hundred persons resident in the United States
--------------------------------------------------------------------------------

    Pursuant to the requirements of the Securities Exchange Act of 1934, Companhia de Saneamento do Parana - SANEPAR has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 27, 2003                         By: /s/ Caio Brandao
      ------------------------------            ------------------------------
                                            Name:  Caio Brandao
                                            Title: Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


SEC 2069 (3-99) Potential persons who are to respond to the collection of